Exhibit 99.1

David C. Nagel, Ph.D Elected to Board of Directors of Vonage Holdings Corp.

Holmdel, NJ, August 3, 2010 - Vonage Holdings Corp. (NYSE: VG), a leading provider of high-quality voice and messaging services over broadband networks, today announced that it has elected David C. Nagel, Ph.D., to its board of directors.

Dr. Nagel was most recently president and CEO of PalmSource, Inc., a company which developed the Palm OS PDA operating system. He also served as a member of the PalmSource Board of Directors. Dr. Nagel was previously the chief technology officer at AT&T Corp. and president of AT&T Labs. Earlier in his career, Dr. Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA’s Ames Research Center. Dr. Nagel holds B.S. and M.S. degrees in engineering and a Ph.D. in perception and mathematical psychology, all from UCLA.

Vonage’s Chief Executive Officer, Marc Lefar, commented, “We are thrilled to have Dr. Nagel join the Vonage Board. His extensive experience and insight in research and development and network communications technologies will be instrumental as we continue to develop new services connecting individuals and social networks to any broadband device worldwide.”

Dr. Nagel said, “I am excited to be joining the Vonage Board. I am impressed by the company’s strong management team and their vision to deliver next generation services to meet the needs of the rapidly evolving communications marketplace. I look forward to working with Marc and the other members of the Board to advance Vonage’s objectives of growth and shareholder value creation.”

Dr. Nagel currently serves on the board of directors of Align Technology, Inc., Leapfrog Enterprises, Inc., Openwave Systems Inc., and Tessera Technologies, Inc.

About Vonage

Vonage (NYSE: VG) is a leading provider of high-quality voice and messaging services over broadband networks. Our award winning technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers free unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.528.2677 meghan.shaw@vonage.com

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